UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2010 (March 2, 2010)

HEALTHSPRING, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32739	20-1821898
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9009 Carothers Parkway Suite 501 Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 291-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 2, 2010, several subsidiaries of HealthSpring, Inc., namely Texas HealthSpring, LLC, HealthSpring of Florida, Inc., HealthSpring of Alabama, Inc., HealthSpring of Tennessee, Inc., and HealthSpring Life & Health Insurance Company, Inc. (collectively, “HealthSpring”), and InformedRx, Inc., a subsidiary of SXC Health Solutions Corp. (“SXC”), entered into a Client Services Agreement (the “Agreement”) pursuant to which SXC will provide pharmacy benefits management services to HealthSpring’s Medicare Advantage and stand-alone prescription drug plans. Such services will include claims processing and reporting, rebate administration, pharmacy network management, mail service pharmacy, specialty pharmacy, provider and member (including call center) support, and certain other clinical programs and services. HealthSpring will pay SXC for its services in accordance with a schedule of fees, including an amount per paid claim that is tiered based on volume and per encounter or fixed fees for other services. The Agreement is for an initial term of three years beginning January 1, 2011, with provisions for two additional one-year extensions, and is otherwise subject to normal and customary terms and conditions. During the term of the Agreement, SXC will be the exclusive provider to HealthSpring for the services set forth in the Agreement.

The Agreement will replace HealthSpring’s existing pharmacy benefit management services agreement, which expires in accordance with its terms on December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.

By: /s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President

Date: March 8, 2010